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STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of October 14, 2003 (this "Agreement") among CELESTICA INC., a corporation organized under the laws of the Province of Ontario, Canada ("Parent"), MSL ACQUISITION SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and John Boucher (the "Stockholder").

RECITALS

        Parent, Merger Sub and MANUFACTURERS' SERVICES LIMITED, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof) providing for the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

        Stockholder is an employee of the Company or one of the other Acquired Corporations and anticipates continuing his or her employment with Parent or one of its Subsidiaries following the consummation of the Merger.

        As of the date hereof, the Stockholder is the record owner (individually or, if applicable, jointly with the Stockholder's spouse) of the number of shares of Company Common Stock set forth on Schedule A hereto (the "Existing Shares" and, together with any shares of Company Common Stock, Series A Preferred, Series B Preferred and/or any other voting securities of the Company acquired by the Stockholder (individually or, if applicable, jointly by the Stockholder and his or her spouse) after the date hereof, whether upon the exercise of warrants, options or other rights, the conversion or exchange of any such Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "Shares").

        As an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

        The Stockholder and Parent desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger upon the terms and subject to the conditions set forth herein.

AGREEMENT

        To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

        1.    Voting, Proxies, Etc.

  (a)
  Agreement to Vote.    The Stockholder hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 7:

  (i)
  At any meeting of the stockholders of the Company called for purposes that include approval of the Merger and the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval with respect to the Merger and the Merger Agreement, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares (to the extent such Shares are entitled to be voted and are not so voted pursuant to the proxy granted in Section 1(b)) in favor of adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement.

  (ii)
  At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company, or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares (to the extent such Shares are entitled to be voted) against the following actions:

  (1)
  any proposal that would result in a breach by the Company of the Merger Agreement or by the Stockholder hereunder; or

      (2)
      any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of any Acquisition Transaction; (B) any amendment of the Company's certificate of incorporation, certificates of designation or by-laws; (C) any material change in the present capitalization or dividend policy of the Company; or (D) any other material change in the Company's corporate structure or business.

  (b)
  Proxies.    As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants to Merger Sub a proxy for the term of this Agreement to vote the Shares as indicated in Section 1(a) above. The Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholder and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares.

  (c)
  Transfer Restrictions.

  (i)
  The Stockholder agrees not to (A) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Shares other than pursuant to the terms hereof and the Merger Agreement, (B) enter into any voting arrangement or understanding with respect to the Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, or (C) take any action that could make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or disabling the Stockholder from performing any of its obligations hereunder.

  (ii)
  If the Merger is consummated, the Stockholder agrees:

  (A)
  during the period commencing at the Effective Time and ending on the earlier of (x) the day after the Stockholder ceases to be employed by Parent or any of its Subsidiaries and (y) the second anniversary of the Effective Time, not to Transfer, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Parent Subordinate Voting Shares owned or held by him or her as a result of the Merger or the exercise of Company Stock Options (whether before or after the Merger); and

  (B)
  without limiting the restrictions set forth in paragraph (A) above, for so long as the Stockholder is employed by Parent or any of its Subsidiaries and until the day after the Stockholder ceases to be employed by Parent or one of its Subsidiaries, not to Transfer, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Parent Subordinate Voting Shares owned or held by him or her, except in compliance with the policies and procedures for Transfers of Parent Subordinate Voting Shares applicable to officers of Parent and its Subsidiaries from time to time, provided, that Parent has provided written notice of such policies and procedures to the Stockholder.

  (iii)
  For the avoidance of doubt, (A) nothing herein shall be construed to prohibit the exercise by the Stockholder of any Company Stock Option (whether before or after the Merger) and (B) any shares of Company Common Stock or Parent Subordinate Voting Shares acquired by the Stockholder upon such exercise shall be subject to clauses (i) and (ii) above, as applicable.

  (d)
  Appraisal Rights.    The Stockholder hereby irrevocably waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

  (e)
  No Solicitation.    The Stockholder acknowledges and agrees that he or she will be deemed a Representative of the Acquired Corporations for purposes of Section 4.3 of the Merger Agreement and agrees to be bound by and to comply with the provisions of Section 4.3 of the Merger Agreement as if he or she was a party to the Merger Agreement. Nothing in this Section shall restrict the activities of any Stockholder in his or her capacity as a director or officer of the Company.

        2.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

  (a)
  Authorization; Validity of Agreement; Necessary Action.    The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

  (b)
  No Violations; Consents and Approvals.

  (i)
  Except for filings, permits, authorizations, Consents and approvals as may be required under, and other applicable requirements of, applicable Antitrust laws, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by him or her of the transactions contemplated hereby nor compliance by him or her with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, injunction, writ or decree to which the Stockholder or any of the Stockholder's assets may be subject, or (B) require a Consent from any Person; except, in the case of clause (A), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement in any material respect.

  (ii)
  The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any Consent of, or filing with or notification to, any Governmental Body, except (A) for the pre-merger notification requirements of applicable Antitrust laws and (B) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or impair the ability of the Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement in any material respect.

  (c)
  Shares.    The Existing Shares are, and the Shares on the Closing Date will be, owned of record by the Stockholder (individually or, if applicable, jointly with the Stockholder's spouse). The Existing Shares constitute all of the voting securities of the Company owned of record by the Stockholder (individually and, if applicable, jointly with the Stockholder's spouse). All of the Existing Shares are issued and outstanding and, other than as set forth on Schedule A hereto, the Stockholder does not own, of record or beneficially (individually or, if applicable, jointly with the Stockholder's spouse), any warrants, options or other rights to acquire any other voting securities of the Company. The Stockholder (individually or, if applicable, jointly with the Stockholder's spouse) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has (individually or, if applicable, jointly with the Stockholder's spouse) good and valid title to the Existing Shares and at all times during the term hereof and on the Closing Date will have good and valid title to the Shares, free and clear of all liens, claims, security interests or other charges or encumbrances (other than any arising as a result of actions taken or omitted by Parent or Merger Sub or any arising under this Agreement).

  (d)
  No Broker's Fees.    Except as disclosed in the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any broker's, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

        3.    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Stockholder as of the date hereof as follows:

  (a)
  Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

  (b)
  Corporate Authorization; Validity of Agreement; Necessary Action.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and constitutes the legal, valid and binding obligation of Parent and Merger, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

  (c)
  No Violations; Consents and Approvals.

  (i)
  Except for filings, permits, authorizations, Consents and approvals as may be required under, and other applicable requirements of, applicable Antitrust laws, neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Parent or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, injunction, writ or decree to which Parent or Merger Sub, or any of the respective assets owned or used by each of them, may be subject, or (iii) require a Consent from any Person; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of Parent or Merger Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement in any material respect.

  (ii)
  The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for the pre-merger notification requirements of applicable Antitrust laws, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or impair the ability of Parent or Merger Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement in any material respect.

        4.    Further Agreement of the Stockholder.    The Stockholder hereby authorizes and requests the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting of the Shares). The Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in any Shares by reason of any stock dividend or distribution, or any change in any Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

        5.    Further Assurances.    From time to time prior to the Closing, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        6.    Termination.    This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (a) the Effective Time (except that the provisions of Section 1(c)(ii) of this Agreement shall survive for the periods specified in such Section), or (b) the termination of the Merger Agreement. Nothing in this Section 6 shall relieve any party of liability for breach of this Agreement.

        7.    Costs and Expenses.    All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

        8.    Amendment and Modification.    This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

        9.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) provided, that any communication delivered or sent on a day that is not a business day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following business day:

  (i)
  if to Parent or Merger Sub, to:

Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario M3C 1H7
Canada

Attention: Senior Vice President, Corporate Development
Fax No.: (416) 448-5444
Confirmation No.: (416) 448-4577

with mandatory copies to:

Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario M3C 1H7
Canada

Attention: Chief Legal Officer
Fax No.: (416) 448-2817
Confirmation No.: (416) 448-4620

and

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022

Attention: Joel I. Greenberg and Lynn Toby Fisher
Fax No.: (212) 836-8689
Confirmation No.: (212) 836-8000
  (ii)
  if to the Stockholder, to the address(es) set forth on Schedule A hereto.

        10.    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 14, 2003.

        11.    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        12.    Entire Agreement; No Third Party Beneficiaries.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        13.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        14.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

        15.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in Parent's sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to Merger Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

        16.    Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

  (a)
  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts. For purposes of implementing the foregoing, the Stockholder, Parent and Merger Sub does hereby appoint Ct Corporation as agent to service of process in the State of Delaware in connection with this Agreement.

  (b)
  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

  (c)
  The parties acknowledge and agree that Parent and Merger Sub would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or Merger Sub may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.

STOCKHOLDER
By:	/s/ JOHN BOUCHER Name: John Boucher
CELESTICA, INC.
By:	/s/ RAHUL SURI Name: Rahul Suri Title: Senior Vice President, Corporate Development
MSL ACQUISITION SUB INC.
By:	/s/ RAHUL SURI Name: Rahul Suri Title: Vice President

Exhibit A

Number of Existing Shares:	5,100 — shares of Company Common Stock

Description of any warrants, options or other rights to purchase voting securities of the Company:	Options for 166,000 shares of Company Common Stock; 81,626.94 shares of which have vested

Address(es) for notices and other communications pursuant to Section 10 of the Agreement:	84 Central Street Hudson, NH 03051 Attention: John Boucher Telephone No.: (603) 882-8218 Telecopy No.: with a copy to:

Attention: Telephone No.: Telecopy No.:

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STOCKHOLDER AGREEMENT
RECITALS
AGREEMENT
Exhibit A